                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form S-1/A of Prestige Brands Holdings, Inc. of our reports dated November 8, 2004 relating to the financial statements and financial statement schedule of Prestige International Holdings, LLC (successor basis); dated July 2, 2004, relating to the combined financial statements and financial statement schedule of Medtech Holdings, Inc. and The Denorex Company (predecessor basis); and dated March 18, 2004 relating to the financial statements of The Spic and Span Company, all of which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
February 4, 2005